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                                                                       EXHIBIT 5

                       [Letterhead of Balch & Bingham LLP]

                                 August 12, 2003

Wolverine Tube, Inc.
200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801

         RE:      Wolverine Tube, Inc. 2003 Equity Incentive Plan, as amended

Ladies and Gentlemen:

         We have acted as counsel to Wolverine Tube, Inc., a Delaware corporation (the "Corporation"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration with the Securities and Exchange Commission of 850,000 shares of the Corporation's common stock, par value $0.01 (the "Common Stock"), which may be issued in connection with the Corporation's 2003 Equity Incentive Plan, as amended. In connection with the registration, we have examined such corporate records, certificates, and other documents as we considered necessary or appropriate for the purposes of delivering this opinion.

         On the basis of the foregoing, we are of the opinion that the Common Stock offered pursuant to the Registration Statement has been duly and validly authorized and is, or when issued in accordance with the respective governing documents will be, duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                      Yours very truly,



                                      /S/ BALCH & BINGHAM LLP

                                      Balch & Bingham LLP